Exhibit 99.3

Dynamics Special Purpose Corp. and Senti Biosciences, Inc. Merger Transcript	Transcribed By: FINSIGHT 530 7th Avenue New York, NY 10018

DISCLAIMER:

FINSIGHT makes every effort to ensure an accurate transcription. Enclosed is the output of transcribing from an audio recording. Although the transcription is largely accurate, in some cases, it may be incomplete or inaccurate due to inaudible passages or transcription errors. This transcript is provided as an aid to understanding but should not be treated as an authoritative record. FINSIGHT makes no representations or warranties to the accuracy and completeness of this transcript.

Omid Farokhzad:

Hello, everyone, and thanks so much for joining us today. I’m Omid Farokhzad and I serve as Executive Chair of Dynamics Special Purpose Corp. I’m also CEO and chair of Seer, a publicly traded proteomics company, which I founded in 2017 and took public in December of 2020.

I have been a serial founder and builder of multiple companies, including several that have gone public. By nature of my career, I’ve developed an extensive network within the academic, scientific, finance and investor communities with a unique ability to really see the world from a founder and CEO’s eyes.

Before Seer, I was a professor at Harvard Medical School and directed the Center for NanoMedicine at the Brigham and Women’s Hospital. Our CEO Mostafa Ronaghi will walk you through the rest of the Dynamics team later in the presentation.

Our team has identified Senti as the ideal partner for Dynamics and we’re very excited to share with you our enthusiasm for this deal. When we started our SPAC, the overarching hypothesis was that the collection of entrepreneurs, operators and investors that came together could create a highly differentiated SPAC capable of finding a disruptive platform with a world-class management team where the value proposition would be unique to investors. And today we believe that hypothesis has been validated.

Senti is creating the next generation of smart medicines powered by proprietary gene circuit technology. The Senti founders are pioneers of mammalian synthetic biology, having made some of the seminal discoveries over the past 20 years. They have pulled together a strong management team with a singular mission to launch first-in-class cell and gene therapies that are powered by gene circuits to give unprecedented control over the intended cellular response and therapeutic benefit.

We see the potential of Senti defining the cell and gene therapies of the future, including addressing some of the challenges that have plagued the first-generation technologies, such as addressing solid tumors and expanding to therapeutic areas beyond oncology. We believe this is a compelling opportunity for all parties, offering exposure to a disruptive technology platform and a rich pipeline to produce multiple products over the years to come.

The proposed transaction will deliver significant proceeds to Senti to support their growth strategy and allow investors access to a wide array of future catalysts and value creating events going forward. The Senti team shares our vision that an important part of success is having world-class investors as your partners to build a great organization.

This deal is designed to attract the best investors with a long-term mindset in building a great company. At Seer this was always my strategy, and I’ve always optimized foremost to attract the right people around the table. Dynamics has brought top tier institutional investors to support the transaction, alongside Senti’s existing shareholders to establish a very strong shareholder base and provide the company with the growth capital. The capital provides significant runway to continue advancing its technology while establishing and controlling manufacturing processes and advancing the preclinical work to enable a broad and diverse pipeline.

I plan to remain involved post-closing as a board member alongside with David Epstein, who’s currently one of Dynamics’ three independent directors. David has more than 25 years of extensive drug development, deal making, commercialization and leadership experience on a global scale, including in the cell therapy space. Now let me turn it to Tim and his team to walk you through the Senti story.

Tim Lu:

Thank you, Omid. On behalf of the Senti team, I want to thank you for your confidence in our vision, team and growth. I also want to thank our new and current investors. Your support will propel our vision at Senti, which is to create intelligent medicines using synthetic biology, so that they can sense, compute and outsmart diseases for patients in need.

This vision has been a personal passion of mine for the last 20 years. I did my MD and PhD at MIT and Harvard in synthetic biology, and worked with pioneers in biotech, such as Bob Langer and Jim Collins. I ended up joining the MIT biological engineering, electrical engineering, and computer science faculty in 2010, where I became tenured. After many years of working to apply synthetic biology to the cell and gene therapy space, I launched Senti together with Philip Lee and our scientific co-founders to make these products a reality for patients.

[SLIDE 2]

This slide has our standard disclaimers.

[SLIDE 3]

Philip and I started Senti after seeing the impact of first-generation CAR-T and first-generation AAV gene therapies in the clinic. What we realized was that despite their potential, these products were still incredibly limited by the simple genetic engineering inside.

Today, we can overcome these problems by using synthetic biology, data and computation to program intelligent cell and gene therapies and instruct them to treat diseases in more targeted, controlled and effective ways. To do this, Senti has created a powerful technology stack, by designing what are called gene circuits.

Gene circuits are biological software, coded in the form of DNA that reprogram living cells to sense, compute, and respond. These gene circuits have broad applications and can power multiple therapeutic modalities, including NK cells, T cells, iPSCs, gene therapies and others. And we’ve generated data in many disease indications using this technology, including oncology, immunology, and beyond.

We have focused our internal product pipeline on next-generation allogeneic CAR-NK cells to solve key issues in cancer, not addressed by current approaches. To accelerate these products into patients, we’re building a fully integrated biotech company with internal R&D, process development, manufacturing and ultimately clinical experience.

We anticipate IND filings for our CAR-NK programs in 2023, focused on SENTI-202 for AML, and SENTI-301 for liver cancer. It’s our goal to use this engine to pursue approximately one IND per year beyond that. This includes SENTI-401 for colorectal cancer and other liquid and solid tumors as well.

Our engine has numerous opportunities outside of oncology, as demonstrated by our partnerships with Spark/Roche in certain gene therapy applications and with BlueRock/Bayer in regenerative medicine.

[SLIDE 4]

From the start, Phillip and I have been focused on building a world-class team at Senti, to be the leader in the therapeutic synthetic biology space. Our co-founders and broader scientific advisory board have pioneered this space, having published many of the key papers over the last twenty years. Collectively, our team has started and supported many biotech companies, including multiple public ones.

Jim Collins, one of our co-founders, published one of the first synthetic biology papers, where he described a switch for toggling genes on and off in cells. Jim is a member of all three National Academies and continues to be one of the most highly cited scientists in the field, and a great collaborator with Senti. We also work very closely with co-founder Wilson Wong, who has pioneered the application of synthetic biology to CAR-T and CAR-NK cells.

[SLIDE 5]

Cell and gene therapies have already begun to transform the lives of patients suffering from previously incurable diseases. However, current products are only applicable to a relatively small number of indications, and this is ultimately due to inherent limits in tackling 4 key disease challenges that are posed by disease biology.

First, there’s an inability to precisely distinguish between diseased and healthy cells with existing drugs. And this makes it difficult to overcome the challenge of target heterogeneity. So, for example, it’s difficult to find clean tumor-associated antigens that are only expressed on cancer cells and not on healthy tissues. As a result, most existing CAR-T and CAR-NK cells are directed against antigens where this lack of specificity can be tolerated, such as CD19 and BCMA, thus leading many liquid and solid tumors unaddressed.

Second, the inability of current drugs to overcome multiple disease mechanisms ultimately can lead to disease evasion. For example, solid tumors pose a major barrier for current cell and gene therapies due to multiple suppressive factors in the tumor microenvironment. And existing single target drugs, for example, a cell therapy that only contains a single CAR, cannot overcome these barriers because they don’t actually act on those multiple pathways at the same time.

Third, there’s a lack of regulation in existing cell and gene therapy products, which makes it difficult to overcome narrow therapeutic windows. Basically, it’s challenging to control what these cell and gene therapies are doing after they’ve already been delivered into patients.

And finally, there’s a challenge in sensing and adapting to dynamic disease conditions in the body. Many human diseases may only occur in certain cells or may change over time, and existing products are unable to respond to these conditions.

[SLIDE 6]

Our gene circuits address these 4 major problems by introducing intelligence and computation into cell and gene therapies. We do this by designing gene circuit programs in the form of DNA. These gene circuits allow us to build cells that can sense and adapt to biological signals.

There are natural gene circuits that have evolved over billions of years to give rise to all the biology around us. Here at Senti, our technology platform allows us to actually design intelligent synthetic gene circuits that actually detect when and where diseases occur, make decisions based on that information, and then respond with the desired therapeutic activities. These gene circuits can be broadly deployed as biological software against any applications.

[SLIDE 7]

Creating gene circuits is not a trivial task. We’ve built a world-leading engineering platform that integrates synthetic biology and technology together to ensure a high degree of optimization and to generate a broad IP estate for therapeutic gene circuits.

As an example, we use computational algorithms and machine learning to integrate big data derived from public datasets, as well as our own central knowledge database. We then use high-throughput strategies to construct libraries of gene circuits where we can vary the genetic parts and all the interconnections between them at scale.

We then have Build teams that can build the viruses and the cells that contain those gene circuits, as well as disease-specific biology teams that have detailed in vitro and in vivo assays to test and quantify the performance of these libraries. All of the data linking gene circuit sequences to functional results are ultimately stored in that central knowledge database, allowing us to learn from each round of experimentation and ultimately to create highly optimized gene circuits for downstream development. Now, this design-build-test-learn engine is useful not just to our own internal programs, but also for any of our partner programs.

And in fact, the more data we push through this engineering cycle, the deeper our central knowledge database becomes, and this is a central proprietary asset for the company.

[SLIDE 8]

We’ve focused our efforts on 4 key categories of gene circuits, each of which directly addresses one of those fundamental disease challenges that current products are unable to tackle.

First, to overcome target heterogeneity, our Logic Gating gene circuits can sense and respond to multiple targets rather than just relying on a single one. In essence, we’re designing therapeutics that can detect a signature of disease.

Secondly, to overcome disease evasion, our Multi-Arming gene circuits can attack multiple disease mechanisms at the same time from a single product, essentially creating a single all-in-one therapeutic.

Third, to address narrow therapeutic windows, we design Regulator Dial gene circuits that allow cell and gene therapies to be controlled by FDA-approved oral drugs, even after the cell and gene therapies have already been delivered into patients.

And finally, to address dynamic disease conditions, we’ve created a diverse set of Smart Sensors that could detect different classes of biomarkers and thus control when and where cell and gene therapies are activated in response to disease.

[SLIDE 9]

Our gene circuit software can be mixed and matched together to power a wide range of genetic medicines. This includes NK cells, T cells, AAVs, stem cells, and also non-viral gene therapies. We’ve demonstrated their potential across multiple disease models.

In the following few slides, I’ll give you an example of each of the major classes of gene circuits. These just highlight and scratch the surface of what’s possible, so we’re quite excited about the deep potential for this form of genetic software, even beyond the applications I am going to jump into now.

[SLIDE 10]

Let’s start with Logic Gates. Logic Gates address the challenge of disease heterogeneity by enhancing the precision and thus efficacy of cell and gene therapies. They do this by recognizing diseased cells based on multiple targets of disease rather than just a single one. Therefore, we can create products that respond to signatures of disease overall.

One of the most impactful Logic Gates is what we call the “NOT gate”. We call it the “NOT gate” because it executes the logic, “DO NOT KILL healthy cells”. This is particularly valuable because there are only a few tumor-associated antigens that are actually cleanly expressed on cancer cells. Therefore, the “NOT gate” allows us to open up a much wider universe of cancer types that can be addressed.

We’ve built and optimized “NOT gates” in NK cells as well as T cells, and we do this by creating what we call an inhibitory CAR or iCAR.

On the left-hand side of this figure, you can see our Senti CAR-NK cells in blue. As indicated as the purple receptor on these cells, the iCAR blocks the activity of an activating CAR or aCAR, which is demonstrated by the green receptor on these cells. On the left-hand side, in the presence of the tumor-associated antigen, which is the pear-looking green symbol on the cancer cells, the activating CAR recognizes and then triggers killing of those cancer cells.

Now, if that same tumor-associated antigen in green was also expressed on healthy cells, a conventional product such as a CAR-T, a CAR-NK cell, an ADC, which rely on just recognizing and responding to a single target, would ultimately kill that healthy cell. And that would limit the therapeutic window and the efficacy of the treatment.

To overcome this problem, we designed the “NOT gate”. The “NOT gate” inhibitory CAR, as shown on the right-hand side, recognizes what we call a safety antigen, which is demonstrated as the purple pear-shaped symbol on the healthy cells. We identify these safety antigens as being highly expressed on healthy cells, but not on cancer cells. We do this using computational bioinformatics to analyze large patient datasets and then validate these in house.

Specifically, when the iCAR engages the safety antigen, it triggers a signaling cascade that prevents the killing of the healthy cells. As a result, the “NOT gate” NK cells continue to kill cancer cells that express the tumor antigen, but do not kill healthy cells expressing the safety antigen. We have designed our “NOT gate” to use protein signaling cascades to trigger the inhibitory activity, thus resulting in a response that can potentially occur much faster than alternative approaches.

[SLIDE 11]

We confirmed that the NOT gate functions in various in vitro and in vivo models. In this experiment, we injected mice with equal amounts of model healthy cells, as well as model cancer cells. We did this along with an injection of CAR-NK cells that either did not or did contain the NOT gate.

The middle graph of this slide shows the activity of the NOT gate. With the control CAR-NK cells that do not contain a specific NOT gate against the antigens here, you can see that there’s a significantly comparable level of repression of both healthy cells as well as cancer cells in the mice on the left.

Now, when we introduced our specific NOT gate, which is the data on the right-hand side of the middle graph, you can see that there’s a significant protection of the healthy cells compared to the cancer cells in this particular model.

The figure on the right-hand side looks at this in much more detail. Mice that were treated with the control CAR-NK cells had a healthy-cell-to-cancer-cell ratio of close to 50%, which is expected given that was the ratio between these cells that we actually injected into the mice in the first place. Now, when we look at the CAR-NK cells that contained the NOT gate, which is on the far right, we see a significant enrichment of healthy cells, indicating that they were actually spared from killing. This data demonstrates the functionality of the “NOT gate” in vivo, as well as the continued ability to kill cancer cells while protecting the healthy ones.

[SLIDE 12]

The second category of gene circuits is what we call Multi-Arming. These gene circuits allow us to overcome complex disease invasion mechanisms and to boost the activity of cell therapies by expressing multiple payloads from a single product.

For example, in cancer applications, we’re interested to significantly increase the potency and the durability and the killing activity of our cell therapies. To do that, we built a library of engineered cells that express multiple immunostimulatory payloads, including interleukins as well as chemokines.

And then what we did was to test for their ability to enhance the killing of cancer cells in a variety of models.

[SLIDE 13]

So, for example, we have engineered CAR-NK cells that have either expressed no cytokines as you can see in the dark blue, individual cytokines, which you can see in the red or the purple, or a specific pairwise combination of cytokines, which we discovered through this process, which can be seen in the light blue.

We performed a long-term killing assay over five days using Incucyte, and we basically found that this particular pairwise combination of cytokines, when expressed by the cells, results in significantly enhanced tumor killing. This is demonstrated again by the light blue curve on the left-hand side, as well as the microscopy images on the right, where you can see the tumor cells being cleared from the culture in the lower right-hand corner.

Therefore, we believe that our Multi-Arming gene circuits have the potential to increase the durability and activity of CAR-NK cells.

[SLIDE 14]

Third, to overcome the issue of narrow therapeutic windows, we’ve built multiple Regulator Dial gene circuits that enable external control of cell and gene therapy after they’ve been delivered to the body.

These Regulator Dials can be switched off or switched on by the administration of FDA approved oral drugs such as Hepatitis C virus protease inhibitors, IMiDs, and tamoxifen.

Although this diagram shows a Regulator Dial ON switch, in which adding the drug turns the system on, we’ve also built other flavors of these Regulator Dials as well, including OFF switches and rheostats.

[SLIDE 15]

Here’s one example of a Regulator Dial gene circuit in action. This circuit was engineered to control IL-12 secretion from a cell therapy in response to Grazoprevir, which is an FDA-approved oral Hepatitis C virus protease inhibitor.

In the presence of Grazoprevir, IL-12 is switched on and IL-12 is detectable in the mouse plasma as can be seen on day four on the left.

When Grazoprevir is withdrawn, IL-12 secretion is switched off and reverts to baseline, which can be seen in the data on the right by Day 8. This level of on/off in vivo control of IL-12 is about 90 fold in this particular assay. And to the best of our knowledge, this level of control is at least an order of magnitude better than other approaches that have been described. This is very important because it allows us to achieve very tight regulation over therapeutic activity.

[SLIDE 16]

Finally, diseases are dynamic and being able to pinpoint when and where they occur is really essential to creating safe and effective therapies. However, current cell and gene therapies are often not equipped with the sensors they need to actually detect when and where they should be active.

We’ve seen this to be a challenge, for example, with AAV gene therapies that use standard promoters and don’t confer great selectivity. To deal with this issue, we’ve built a powerful approach to create Smart Sensors that detect specific disease biomarkers of interest.

On this slide, I’m showing you specifically this concept in the context of gene therapy. Here, we want to design very specific promoters that detect on-target versus off-target cells so that we can selectively activate the therapy only in specific on-target cell types. To do this, we created a powerful computational machine learning pipeline, which essentially looks at on-target versus off-target cell biology and picks out specific disease signatures, such as differentially active transcription factors.

Using our design, build, test, learn engine we can then create massive libraries of these Smart Sensor promoters, which respond to specific transcription factor signatures. Using high throughput methodologies such as next-generation sequencing, we can select the best performing promoters and use these to ultimately regulate the activity of the gene therapy in response.

[SLIDE 17]

We’ve now demonstrated the applicability of our Smart Sensors across a multitude of different disease models. For example, we’ve used this platform to create highly targeted synthetic promoters that are selectively activated in breast cancer cells but not in normal breast cells. And this is the data shown on the left.

This particular promoter on the left is over 1000-times more specifically activated in breast cancer cells versus the healthy breast control cells. Current generation “selective promoters” are maybe at most 5 or 10-fold selective. So here we’re talking about several orders of magnitude of improvements over what’s been described previously in the literature.

This capability will allow us to encode highly potent payloads that only have expression in the diseased cells while avoiding potential toxicity in the healthy cells. To show that this platform is generalizable, we’ve also used it to create promoters with the reciprocal selectivity. For example, on the right-hand side, we have a healthy cell synthetic promoter that is highly selective for healthy cells but not active in cancer cells. We’ve also extended this concept into many other cancer applications as well as non-cancer applications, for example, with our Spark collaboration.

[SLIDE 18]

I’ve shown you that our gene circuits have the potential to solve key challenges across a wide range of diseases. Using gene circuits as the core differentiator, we’re building a fully owned pipeline of allogeneic CAR-NK cell therapies for oncology.

SENTI-202 specifically uses Logic Gating to treat AML.

While SENTI-401 extends the NOT Logic Gate into colorectal cancer in order to tackle the problem of target heterogeneity in that disease type.

We also have multiple discovery stage Logic Gating programs in development that demonstrate the breadth of our approach in many other solid and liquid tumors.

SENTI-301 uses our Multi-Arming gene circuit in liver cancer. This strategy can be extended also into many other solid tumors to overcome the disease evasion challenge.

For our allogeneic CAR-NK pipeline, we are doing the upstream R&D, but also investing into downstream process development, manufacturing and ultimately clinical development, in order to bring these programs into the clinic into patients.

We are targeting SENTI-202 and SENTI-301 for IND in 2023, and then approximately one IND per year afterwards. In addition to oncology, we’ve partnered with some of the best cell and gene therapy companies in the world to deploy gene circuits in other disease indications.

This includes working with Spark/Roche on specific Smart Sensor promoters for precision gene therapy in the eye, the CNS and the liver, and also working with BlueRock/Bayer on gene circuits for iPSC-based cell therapies for regenerative medicine applications.

We do anticipate that there will continue to be many exciting opportunities that present themselves. The field has increasingly recognized that there are many challenges with the current cell and gene therapy technologies that could be very well addressed through the use of synthetic biology.

[SLIDE 19]

Before getting into our specific programs, I want to introduce why we chose NK cells as an ideal modality for our Gene Circuits internal pipeline.

First and foremost, NK cells have been able to demonstrate that they have innate killing activity against cancer, as well as the ability to activate the broader immune system to attack tumors.

Furthermore, recent clinical studies have shown that NK cells can have substantial anti-cancer activity in humans. And yet, they have a very favorable safety profile in many cases compared to CAR-T products, with a low or no incidence of GvHD, otherwise known as Graft versus Host Disease, as well as a much lower risk of side effects, such as cytokine release syndrome, or CRS, and neurotoxicity.

Furthermore, NK cells have the potential to enable broad access for patients, since you can derive NK cells from healthy donors, expand them and freeze the product, therefore making an off-the-shelf product available.

[SLIDE 20]

We’ve used synthetic biology to significantly improve the potency and the ability for CAR-NK cells to kill cancer cells over time.

Specifically, we’ve designed what we call the calibrated release platform, which allows us to express cytokines on both the cell surface of our engineered cells in order to achieve efficient autocrine signaling, as well as to secrete these cytokines into the surrounding environment so that they can engage in efficient paracrine signaling.

We call this platform calibrated release because we could engineer these cytokines to tune the amount of cytokine that’s actually on the cell surface versus being secreted.

Now the functional nature of this is that it allows us to create cytokine-optimized cells that have significantly enhanced performance in important functional killing assays against cancer.

For example, this particular experiment is over a long time period. The reason why this particular graph looks like it resets itself over 3 times is because we inject cancer cells at hour 0, hour 96, and hour 168 in order to challenge the NK cells to see how efficiently they can repeatedly kill.

You can see that on the first round of killing, all CAR-NK cells either containing our calibrated release IL-15 or the wild-type secreted IL-15 are able to achieve reasonable amounts of CAR-NK killing.

However, by the second round of killing, we can see that the SENTI CAR-NK cells, containing the calibrated release IL-15 are far superior to CAR-NK cells with the wild type IL-15 or non-engineered NK cells. This ability to serially kill cancer cells with high efficiency continues even into the third round.

So we’re very excited about this platform. Given its potential to enhance the potency and the durability of CAR-NK functionality. The calibrated release platform essentially allows us to create cytokines with optimal signaling characteristics, including both self-stimulatory autocrine signaling and trans-signaling paracrine activation. We’ve applied this to IL-15 as shown on this slide, but we’ve also demonstrated that our calibrated release technology can be used to engineer other cytokines as well.

This calibrated release platform will be used in all of our programs described downstream and will serve as a fundamental baseline to enhancing our CAR-NK cell functionality.

[SLIDE 21]

Let’s dive into Senti’s pipeline programs.

I’m excited to talk to you today about SENTI-202, which applies to AML, because we fundamentally believe that a transformative therapy in this space is really needed.

Despite recent advances in AML treatment, the 5-year survival rate for AML remains quite low and allogeneic bone marrow transplants still remain the only potential curative treatments for many relapsed/refractory patients.

Now there are several challenges that we believe AML poses to existing drugs, really centered around the idea of target heterogeneity.

So number one, it’s difficult to find a single target that’s both expressed on the AML blasts as well as on the leukemic stem cells. And so with conventional single-target therapies, you can oftentimes generate relapses by incomplete clearance of the AML cancer cells.

To address this problem, we’re designing what we call the OR gate. The OR gate allows us to kill any tumor cell that expresses antigen A or antigen B, essentially allowing us to target multiple tumor antigens at the same time.

The second issue is many of the targets that have been described for AML are not uniquely expressed on the AML cancer cells. They are also found in healthy tissues, and as a result, existing drugs can exhibit significant off-tumor toxicity, thus limiting efficacy due to this lack of specificity. This is where we’re deploying the NOT gate, which allows us to create broad targeting of all AML cells while still preserving healthy cells, such as the blood stem cells.

With these features, we believe that SENTI-202 has the potential to offer a curative treatment for patients in the absence of a bone marrow transplant.

[SLIDE 22]

The SENTI-202 product schematic is shown on this slide.

SENTI-202 is an allogeneic off-the-shelf CAR-NK product engineered to broadly target mature AML blasts and AML leukemic stem cells using an OR gate approach. Specifically, we’ve designed a bivalent activating CAR, shown on the left-hand side in green, which targets two known AML tumor-associated antigens, FLT3 OR CD33. These two antigens were chosen due to the great complementarity they have with each other in covering the AML tumor cell heterogeneity that is seen across a broad set of patients.

Number two, to prevent on-target off-tumor toxicity against the healthy bone marrow, we’ve engineered the NOT gate, which is shown as the purple receptor on the right-hand side. This is implemented to have activity upon binding to a safety antigen called endomucin, or EMCN.

We’ve shown that this endomucin antigen is highly expressed on healthy hematopoietic stem cells, but minimally expressed on AML cells. This allows us to implement a NOT gate that can protect the critical hematopoietic stem cell compartment during treatment.

Finally, there’s the calibrated release IL-15 I mentioned earlier, which allows us to achieve efficient autocrine and paracrine signaling of IL-15.

[SLIDE 23]

We can combine our OR gate and NOT gate technologies together into CAR-NK cells to create a potentially enhanced therapeutic for AML.

As I mentioned before, on the left-hand side, our OR gate technology allows us to target FLT3 OR CD33, which are heterogeneously expressed across the heterogeneous AML cell population. This broad targeting allows us to increase the spectrum of killing.

On the right-hand side, by recognizing and engaging endomucin as the safety antigen on healthy hematopoietic stem cells, we can actually limit the killing activity of our CAR-NK cells against the healthy bone marrow. For example, it’s known that both CD33, as well as FLT3, can be expressed on healthy bone marrow cells.

One of the particular reasons we believe that AML is a great starting point for this particular product and our Logic Gate technology is that we do not need to protect 100% of the HSCs for this product to be meaningful.

Based on decades of transplant experiences, key opinion leaders believe that a target of even 10% to 20% protection of healthy hematopoietic stem cells or HSCs, should be clinically meaningful.

And the reason for this is that HSCs are able to repopulate the entire bone marrow, even if they start at relatively low numbers.

We really like AML as an indication, both in terms of significant patient need, the fit with known antigens, as well as the ability to demonstrate potentially enhanced clinical activity by protecting even just 10-20% of the healthy stem cell population.

[SLIDE 24]

We’ve optimized and have constructed a Senti OR-gate CAR and demonstrated its activity against AML by recognizing the FLT3 OR CD33 tumor antigens We’ve shown that this technology enhances the killing of AML leukemia cell lines, as well as primary AML cells, including data that was presented earlier at ASGCT.

On this slide, we’ve shown that the OR-gate CAR-NK cells are highly potent against AML tumor cells in this xenograft mouse model. You can see that in row three of the groups on the left-hand side, as well as in the light blue survival curve on the right-hand side, that our OR-gate enables CAR-NK cells to achieve statistically significant greater anti-tumor activity and survival of diseased mice. We’ve seen this consistently hold across multiple tumor models and there are also benefits compared to CAR-NK cells that only go after a single target, which is data not shown here.

[SLIDE 25]

We’ve also shown that the NOT Gate recognizing endomucin is functional and can be optimized for use in the CAR-NK setting. What we show here is an endomucin-specific inhibitory CAR that’s able to shut down CAR-NK killing against target cells that express that endomucin safety antigen.

As you can see here on this figure, there’s three sets of data. On the left-hand side is a nonspecific control NOT gate, which does not recognize endomucin, and as you can see, as a result, there’s minimal benefit of the NOT Gate in protecting the healthy target cells from being killed. Now in the middle data here, this is endomucin-iCAR version one, which actually shows pretty significant protection of those healthy cells expressing endomucin. On the right-hand side, we have iCAR version two, which again, shows significant protection. We wanted to call out two different iCAR designs here because depending on the actual context, the antigen selected, etc. in which these iCARs are being used, we can actually pull different designs and rapidly optimize any CAR-NK product for any particular antigen target combination we desire. And so, this is important for the expansion of our therapeutic pipeline, beyond just AML.

[SLIDE 26]

We’ve also demonstrated that the NOT Gate can function with healthy human primary cells, which is really exciting data recently presented at the ASH conference. We set out to evaluate the full SENTI-202 gene circuit, which contains all of the components, including the bivalent activating OR CAR, the endomucin inhibitory iCAR and the calibrated release IL-15. What we wanted to show is that we can prevent the killing of healthy hematopoietic stem cells derived from humans.

On the left-hand side we assessed that the NOT gate does not negatively impact tumor cell killing. As you can see in the dark blue versus the light blue, cells that contained the NOT Gate still retained highly efficient killing of AML cancer cells.

On the right-hand side, we tested healthy hematopoietic stem cells, as well as multi-potent progenitors or MPPs, derived from healthy human donors. What you can see is that the OR gate on its own, which is shown in light blue, does kill those cells in this assay. With our NOT gate, we’re able to protect close to 50% of this overall healthy cell population.

To the best of our knowledge, this is one of the first demonstrations of a functioning NOT gate in CAR-NK cells. It’s very exciting because this technology has the potential to spare healthy cells from being affected while still maintaining efficient cancer killing. It’s also particularly exciting because we believe in AML that protecting even just 10-20% of healthy stem cells should be clinically meaningful. And thus this product profile has the potential to offer patients and significantly improve treatment even without the need of a bone marrow transplant.

[SLIDE 27]

Now switching gears, I also want to share our SENTI-301 liver cancer program. Liver cancer is a devastating disease globally, is very commonly diagnosed and is one of the major leading causes of cancer deaths. One of the big challenges in treating liver cancer especially with immunotherapy is the immunosuppressive microenvironment that allows tumors multiple ways to evade from conventional therapeutics. For SENTI-301, to overcome the disease evasion challenge, we’ve designed a Multi-Arming approach where we can engineer NK cells to secrete multiple cytokines, as well as to contain a liver-cancer-specific CAR. This allows us to have a multifactorial attack on the tumor microenvironment.

Arming CAR-NK cells with very potent immune effectors has the potential to increase efficacy. However, some of these immune effectors, such as IL-12, are highly potent and can generate systemic events or significant immune activation, if not well controlled. Therefore, we’ve also introduced the Regulator Dial gene circuit to solve this particular challenge by enabling very tight control of that specific payload. In particular, our Regulator Dial will be used to control the expression of IL-12 using an FDA-approved small molecule drug.

[SLIDE 28]

This slide shows the SENTI-301 product schematic.

SENTI-301 is an allogeneic off-the-shelf CAR-NK cell that’s engineered to express a GPC3 CAR, which targets a liver cancer antigen called GPC3 or glypican 3. This has been a target that is clinically validated.

SENTI-301 also secretes the proprietary calibrated release IL-15 molecule to try to promote CAR-NK persistence and activity. Whereas the secreted paracrine IL-15 as part of this approach can also stimulate surrounding cells in the tumor microenvironment.

Finally, we’re also arming CAR-NK cells with a highly potent cytokine IL-12, controlled by the Regulator Dial gene circuit.

[SLIDE 29]

These Multi-Arming features allow us to attack liver cancer in multiple complementary ways from the context of a single cell therapy.

On the left-hand side, we’ve optimized a GPC3 CAR to kill liver cancer cells very effectively. GPC3 happens to be a target that is not expressed very much in healthy adult human tissues, and therefore makes it a good tumor antigen to address on its own. This has been validated by previous clinical studies by other groups.

In the middle, our calibrated release IL-15 can stimulate the NK cells themselves as well as surrounding cells in the tumor microenvironment. In a similar fashion, IL-12, which is regulated in terms of secretion by the SENTI-301 Regulator Dial, can also stimulate a multi-factorial attack on tumor cells, including other immune cells in the tumor microenvironment.

[SLIDE 30]

I’d like to take some time to highlight 3 relevant pieces of data.

On the left-hand side, we’ve shown that our CAR-NK cells containing a GPC3 CAR, along with the calibrated release IL-15, achieve good effective killing of GPC3 positive cancer cells compared to the controls.

In the middle, we are presenting several pieces of data looking at the calibrated release IL-15. The flow cytometry graph on the left shows a significant amount of IL-15 detectable on the cell surface. On the right-hand side, we can also detect pretty high levels of IL-15 being secreted into the surrounding environment. The level that we are able to detect in terms of secretion is actually comparable or higher than what’s been previously reported in other clinical studies that solely rely on wild-type, secreted IL-15. Therefore, we believe that with this calibrated release technology we can achieve the best of both worlds in terms of autocrine signaling through IL-15 on the cell surface as well as highly efficient signaling on the paracrine level through secreted IL-15.

On the right-hand side, I am showing additional data regarding the Regulator Dial gene circuit used to control IL-12 secretion. This is a more in-depth graph that builds on the data I showed you earlier, which shows a dose response in response to the molecule Grazoprevir on the X axis. The Cmin and Cmax, which are the dashed vertical lines on this graph, indicate what’s been achievable in the past in humans when dosing with Grazoprevir.

Therefore, based on these optimized Regulator Dial constructs we’ve designed, we are well within the scope of being able to dose patients with different concentrations of drug and to be able to switch on the secretion of IL-12 by multiple orders of magnitude.

Thank you for your attention. I’ll now pass it to Philip, our CTO, to discuss Senti’s CAR-NK manufacturing strategy.

[SLIDE 31]

Philip Lee:

Thanks, Tim. So one of the key learnings in the cell and gene therapy field is that given the complexity of manufacturing, the ability to optimize and own the process is critical to long-term success.

Based on the extensive product opportunities that Tim described, we have established a highly efficient and scalable process for allogeneic CAR-NK cell manufacturing.

So starting on the left, under column one, we are isolating NK cells from healthy donor blood. This process enables the collection of hundreds of millions of NK cells per collection, which can be frozen and stored for use in multiple manufacturing batches, providing up to thousands of CAR-NK doses per donor.

In column two, we utilize a proprietary viral vector process to efficiently gene modify the NK cells with our gene circuit components.

In column three, the engineered cells are then expanded thousands of fold in bioreactors to generate over 100 doses per batch, which are stored frozen for clinical use, as shown in column four.

And as depicted on the right side of the slide, the key benefit of allogeneic NK cells is they do not depend on patient-derived cells and thus can be delivered off-the-shelf to the clinic, which significantly broadens patient access as well as product quality.

[SLIDE 32]

Our manufacturing strategy is illustrated on this slide.

From an early stage, we’ve established development capabilities in manufacturing and technical operations by hiring teams with deep expertise in cell and gene therapy. These are set up in our custom development facilities in South San Francisco, depicted in the lower right here.

Given the multiple product opportunities and the value of innovative manufacturing in a rapidly evolving field, our strategy is to invest in proprietary manufacturing as depicted in the center and right column of the figure on the left. We have initiated construction on a 92,000 square foot clinical GMP facility to support our lead CAR-NK programs into the clinic, with completion planned for 2022.

This facility also has the capacity to support future pivotal and commercial manufacturing to accelerate product development when clinical proof of concept is achieved. As depicted in the picture on the upper right, after an extensive search, we strategically selected our Alameda site to maximize access to talent and plug into the local biomanufacturing ecosystem.

The close proximity and collaboration between the development and manufacturing sites enables us to stay at the forefront of innovative technology.

[SLIDE 33]

Our manufacturing capabilities and proposed GMP facility could further enable us to expand our proprietary synthetic biology platform through a partnership in the biomanufacturing space. As Tim described, Senti’s core vertical is to apply its gene circuit IP and manufacturing facility for therapeutic product development and commercialization.

The same IP and facility can also be applied to noncompetitive biomanufacturing applications, which we believe is an approach well-suited for partnering. Such a deal could involve Senti retaining operational control and manufacturing supply of our therapeutic candidates, while the partner could control part of the facility for its use.

A manufacturing partnership could allow Senti to expand the reach of its gene circuit technology into additional exciting commercial areas. There is, of course, no manufacturing partnership in place today, and Senti could determine to move its manufacturing plans forward without a partner.

[SLIDE 34]

Tim Lu:

As we’ve discussed today, our allogeneic CAR-NK cells have major benefits over existing programs for liquid and solid tumors. And this is really due to the Gene Circuit technology platform that I described earlier. This includes the potential for off-the-shelf administration of CAR-NK cells, thus enabling broad patient accessibility. It includes our calibrated release platform technology, which allows us to engineer cytokines that have efficient autocrine and paracrine signaling for enhanced cellular activity. It includes our Logic Gates that allow us to achieve more precise and broader tumor targeting. It includes our Multi-Arming platform to achieve a combinatorial attack on cancer, and our Regulator Dials to achieve improved control.

We are very excited about our vast opportunities in allogeneic CAR-NK cells and oncology. However, our Gene Circuits are not just limited to these applications. Indeed they are generalizable across other cell and gene therapy modalities as well as other diseases. So to realize this broader potential, we’ve executed collaborations with other world leaders in the cell and gene therapy space.

[SLIDE 35]

For example, we kicked off a collaboration with Spark/Roche this year to apply our Smart Sensors to precision gene therapy. One of the key challenges with current AAV products is how to achieve precise targeting of diseased cells. Senti can solve this key challenge by designing highly specific promoters that detect disease biomarkers in specific on-target cell types using our Smart Sensor platform.

In this collaboration, we are applying this platform to the eye, the liver and the brain, with three key criteria: high on-target cell activity, low off-target cell activity and compact promoter size to enable packaging within the limited space of AAV.

This collaboration has allowed us to deepen our database of Smart Sensors, and further enhance our design-build-test-learn engine. And it just highlights just the surface of what’s possible with the Senti platform in gene therapy and beyond.

[SLIDE 36]

In addition, we kicked off a collaboration with BlueRock/Bayer to expand our Gene Circuit platform into regenerative medicine.

The key challenges that we’re trying to overcome are shown here, including the need for selective activation or control of stem-cell-derived cell therapies that will be implanted into the patients for a wide range of disease conditions. Therefore, we are designing disease-specific Smart Sensors that can control when and where the therapeutic is active after they have been delivered into the body. We are also designing Regulator Dials that enable small-molecule control over the functionality of those cells, or the secretion of payloads from those cells in the body itself.

We’re very excited about our allogeneic CAR-NK programs for oncology, and also very appreciative for our great collaborators in areas outside of oncology. These programs are all based off of our powerful Gene Circuit platform.

Now let me turn it over to Deb Knobelman, our CFO, to tell you more about our upcoming milestones powered by our Gene Circuits.

[SLIDE 37]

Deb Knobelman:

Thanks, Tim.

This transaction could bring significant cash runway to Senti and allow us to achieve some critical value inflection points.

Most notably, this funding would support the filing of three INDs, for SENTI-301, SENTI-202 and SENTI-401, allow us to present clinical proof-of-concept data on two of those programs, and have one other program in the clinic. It will also allow us to deepen our discovery pipeline so that we can file one additional IND each year in 2024 and beyond.

At the same time, we will complete construction of the clinical-scale side of our GMP manufacturing facility with a portion of these funds.

[SLIDE 38]

Looking in the near term, in 2021, we’ve made substantial progress, including making significant scientific progress, internalizing GMP manufacturing, and completing two strategic collaborations with big pharma.

In the near future, we expect to hit several other significant milestones. Specific to SENTI-301 and -202, we will present IND-enabling data at key scientific conferences, as well as clinical-scale GMP manufacturing process data. We expect to continue to build out our pipeline in 2022 and will initiate preclinical work on additional CAR-NK products.

2022 is also when we will complete construction of our clinical-scale GMP facility to further the progress of SENTI-301 and SENTI-202 towards IND filings. And we anticipate IND filings for both products in 2023. With both near-term catalysts and key long-term value drivers from the funding of this deal, we believe we are well-positioned to provide a lot of upside to investors in Senti.

Back to Tim.

[SLIDE 39]

Tim Lu:

Thank you Deb.

Senti is very proud of our world-class management team, including our leading executives who have many years of experience at other major biopharma companies and institutions.

This includes Philip Lee, our Chief Technology Officer and co-founder. Philip and I were classmates at MIT over 20 years ago and have long shared the vision of applying biological engineering to advanced therapies. Philip received his PhD in Bioengineering from UC Berkeley and UCSF and founded a leading cell technologies company called CellASIC, which was ultimately acquired by Merck KGaA, where he led the cell culture systems franchise.

Curt Herberts is our Chief Operating Officer. Curt was previously Chief Business Officer at Sangamo Therapeutics, where he executed multiple major business development collaborations with big pharma across a diverse set of disease indications.

Deb Knobleman is our Chief Financial Officer. Deb is a scientist by training with a PhD in neuropharmacology from UPenn. She was previously a sell-side analyst at JPMorgan and Piper Jaffray and has been a C-suite executive at multiple life science companies, including positions as CBO of Ampio Pharmaceuticals and CFO of GeneriCo Pharma. She’s executed public and private fundraises, corporate and business development, and built out finance organizations.

Jose Iglesias is our Chief Medical Advisor. Jose has over 25 years of drug development experience in oncology, including as Chief Medical Officer at Abraxis and clinical development roles at Celgene, Amgen, and Eli Lilly.

In addition, we have a board of directors that has deep experience across biotech and tech investing, financial operations, and drug development. Our scientific advisors are pioneers in synthetic biology, having published many of the seminal papers in the field, as well as industry experts with tremendous expertise in clinical drug development and advancing novel modalities to patients.

I am very grateful for the investors that have continued to support us along our journey to date as well as our new investors. I couldn’t personally be more excited about leading this company into the next phase of growth with this transaction.

And we’re very excited about the synergy between the Senti and Dynamics team together to advance our vision of intelligent medicine to patients. With that, I’ll turn it over to the Dynamics team.

[SLIDE 40]

Mostafa Ronaghi:

Hello, my name is Mostafa Ronaghi, and I serve as Dynamics’ CEO and director. As Omid mentioned, on behalf of our entire team, including our board of directors and chief science advisor, we are excited to be partnering with Senti and helping them to build a world-class company in the years to come.

I have a deep technological background and have been a serial investor, technology developer, and operator over the last two-and-a-half decades and throughout that period have developed an extensive network within the venture capital, emerging company, and strategic universe. I was most recently CTO of Illumina from 2008 to 2021, where I co-founded Grail and the Illumina Accelerator Program.

As you know, Omid serves as executive chair. Similar to Tim, he was a physician scientist and also a former professor at Harvard. Omid is a serial entrepreneur, including founding Seer, a public proteomics company where he serves as CEO and chair, and multiple other companies. Mark Afrasiabi serves as our CFO, and he was a senior partner at Silver Rock, where he covered health care for over a decade. Rowan Chapman serves as our Chief Business Officer and has a long career in venture capital and business development, including J&J and GE. David Epstein, Jay Flatley and Deep Nishar serve on our board at Dynamics and Bob Langer is our chief scientific advisor.

These folks really need no introduction to folks in the life sciences world. And as you know, Bob, who has co-founded more than 40 companies including Moderna. Both Omid and Tim spent time in his lab.

[SLIDE 41]

Here are the transaction terms.

Given the disruptive potential of this platform in both cell and gene therapy, we believe this is a compelling entry point. The transaction is expected to close during Q2 of 2022, and as the Senti team described, the plan is to have two INDs in 2023 and then plan for one IND per year thereafter. We expect the transaction to deliver over $290M of gross proceeds, inclusive of over $150M of fully committed capital from our PIPE and existing shareholder non-redemption agreements to fund Senti’s growth.

Now, let me turn it back to Tim for closing remarks.

[SLIDE 42]

Tim Lu:

Today, we shared with you our vision of engineering gene circuits to bring intelligent cell and gene therapies to patients. To make this a reality, we’ve built a world-leading team and powerful technology platform that integrates synthetic biology, computation and data together. The reason why we’re so passionate about this vision is that existing cell and gene therapies are unable to address the majority of clinical needs due to their lack of genetic sophistication.

Our Gene Circuits platform addresses these problems directly through Logic Gating, Multi-Arming, Regulator Dial, and Smart Sensors. We’ve built a deep pipeline of Gene-Circuit-enhanced allogeneic CAR-NK cells, with the fully integrated ability to take these programs forward into manufacturing and ultimately into the clinic. Our CAR-NK programs are highly differentiated and potentially able to treat diseases that have currently few or no other options.

We’ve established key collaborations with global leaders in the cell and gene therapy space, demonstrating the broad potential of our platform. And we certainly believe that the field is poised to continue growing in this direction.

Following the combination with Dynamics, we expect to be very well-positioned to drive towards being a clinical-stage platform company that can deliver multiple intelligent cell and gene therapies to patients.

With that, thank you very much for your time and we very much appreciate the interest in Senti’s Gene Circuit platform and therapeutic pipeline.